Exhibit 99.1

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Contact:	Michelle Del Guercio
Vice President, Marketing
818.880.6700 x8688

UFOR IMMEDIATE RELEASE:

ASPYRA TREPORTS RESULTS OF OPERATIONS FOR THE
FOURTH QUARTER ENDED DECEMBER 31, 2008

CALABASAS, CALIFORNIA, April 10, 2009 - Aspyra, Inc. (AMEX: APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the fourth quarter ended December 31, 2008.

Sales were $1,868,916 for the fourth quarter of fiscal 2008 compared with sales of $2,526,697 for the comparable quarter ended December 31, 2007.  The Company incurred a net loss of $2,075,756, which included a charge for goodwill impairment of $576,434, or basic and diluted loss of $.17 for the quarter ended December 31, 2008, compared to a net loss of $1,335,335 or basic and diluted loss per share of $.11 for the quarter ended December 31, 2007.  Basic and diluted shares outstanding for each period were 12,437,150 and 11,336,483, respectively.  The Company had $779,630 of cash on hand at the end of the quarter.

Sales were $8,526,042 for the twelve months ended December 31, 2008 compared with sales of $10,272,247 for the comparable period of fiscal 2007.  The Company incurred a net loss of $5,189,900, which included a charge for goodwill impairment of $576,434, or basic and diluted loss of $.42 for the twelve months ended December 31, 2008, compared to a net loss of $5,006,032 or basic and diluted loss per share of $.44 for the twelve months ended December 31, 2007.  Basic and diluted shares outstanding for both periods were 12,437,150.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the fourth quarter of fiscal 2008 were ($704,998) as compared EBITDA of ($886,868) for the fourth quarter of fiscal 2007.  For the twelve months ended December 31, 2008, EBITDA was ($2,133,304) as compared ($3,166,886) for the twelve months ended December 31, 2007.

Chief Executive Officer Rodney Schutt stated, “Our fourth quarter results are reflective of the economic climate and industry slow down in new system sales, similar to other companies in our market segment.   We continue to focus on increased sales and marketing activities as well as operating improvements.”  He continued, “So far in 2009, we have experienced an increase in new system sales and continue to build upon our expanding sales pipeline.  Additionally, we have seen a greater percentage of our existing customers renew their Aspyra support agreements, which provides revenue to the Company. “

Aspyra, Inc.
Operating Results

	Three Months Ended December 31,		Twelve Months Ended December 31
	2008	2007	2008	2007

Net system sales and service revenues	$1,868,916	$2,526,697	$8,526,042	$10,272,247
Total costs of products and services sold	1,079,363	1,384,046	4,609,543	5,400,653
Selling, general and administrative expenses	1,664,503	1,883,187	6,215,924	6,715,491
Impairment of goodwill	576,434	-	576,434	-
Research and development expenses	455,495	665,212	1,826,787	2,353,574
Operating loss	(1,906,879)	(1,405,748)	(4,702,646)	(4,197,471)
Net loss	(2,075,756)	(1,335,335)	(5,189,900)	(5,006,032)
Basic and diluted loss per share	(.17)	(.11)	(.42)	(.44)
Average shares outstanding – basic and diluted	12,437,150	12,437,150	12,437,150	11,336,483

Presentation of Non-GAAP Information

The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the management of Aspyra believes is useful to investors in evaluating the Company's results.  EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and certain non-cash charges, specifically Aspyra’s non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying business. EBITDA is presented because it is commonly used by certain investors and analysts to evaluate a company's ability to service debt. However, our method of computation may not be comparable to similarly titled measures reported by other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations.

Supplemental Data (Unaudited)

	Quarter Ended	Quarter Ended	Twelve Months	Twelve Months
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

EBITDA RECONCILIATION:

Net loss	(2,075,756)	(1,335,335)	(5,189,900)	(5,006,032)
Add back items:
Interest expense, net	160,506	(73,133)	478,655	17,423
Income taxes	8,371	2,720	8,599	2,117
Depreciation expense	71,436	96,622	350,487	428,859
Amortization expense	154,057	156,640	518,218	473,486
Amortization of intangibles	172,125	172,125	688,492	688,500
Impairment of goodwill	576,434	-	576,434	-
Other non-cash charges	227,829	93,493	435,711	228,761
EBITDA	(704,998)	(886,868)	(2,133,304)	(3,166,886)

Aspyra is a global provider of Health Care Information Technology (HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers and orthopedic environments. Aspyra's highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, visit HUwww.aspyra.comUH.

USafe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra’s markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today the date of this press release, including management's own knowledge and assessment of the Company’s industry and competition.  Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries.  The Company refers interested persons to its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.

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